EXHIBIT 99.1

PAMRAPO BANCORP REPORTS SECOND QUARTER RESULTS

BAYONNE, NJ — (MARKET WIRE) — 07/26/06 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) today reported net income for the second quarter and six months ended June 30, 2006.

Net income for the second quarter of 2006 amounted to $1.520 million, or $.31 cents per share, as compared with $1.966 million, or $.40 cents per share in the second quarter of 2005.

Net income for the six months ended June 30, 2006 amounted to $3.331 million, or $.67 cents per share, as compared with $3.949 million, or $.79 cents per share for the six months ended June 30, 2005.

Pamrapo’s book value per share at June 30, 2006 was $11.98.

Pamrapo Bancorp is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates eleven branch offices in Bayonne, Fort Lee, Hoboken, Jersey City and Monroe, New Jersey.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS

Cash and amounts due from depository institutions	$3,656	$4,409
Interest-bearing deposits in other banks	6,222	4,161

Total cash and cash equivalents	9,878	8,570
Securities available for sale	1,661	3,321
Investment securities held to maturity	10,228	10,287
Mortgage-backed securities held to maturity	153,603	167,009
Loans receivable	450,044	438,250
Premises and equipment	3,824	3,856
Federal Home Loan Bank stock, at cost	5,631	5,954
Interest receivable	2,835	2,809
Other assets	6,325	6,030

Total assets	$644,029	$646,086

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$477,480	$474,003
Advances from Federal Home Loan Bank of New York	99,000	106,400
Other borrowed money	27	47
Advance payments by borrowers for taxes and insurance	3,880	3,688
Other liabilities	4,021	3,332

Total liabilities	584,408	587,470

Stockholders’ equity:
Preferred stock; authorized 3,000,000 shares; issued and outstanding-none	—	—
Common Stock; par value $.01; authorized 25,000,000 shares; 6,900,000 shares issued; 4,975,542 outstanding	69	69
Paid-in capital in excess of par value	19,198	19,158
Retained earnings-substantially restricted	63,015	61,972
Accumulated other comprehensive income - Unrealized gain on securities available for sale	268	285
Treasury stock, at cost; 1,924,458 shares	(22,929)	(22,868)

Total stockholders’ equity	59,621	58,616

Total liabilities and stockholders’ equity	$644,029	$646,086

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income:
Loans	$7,205	$6,624	$14,148	$13,005
Mortgage-backed securities	1,844	2,221	3,788	4,551
Investments and other interest-earning assets	364	295	705	599

Total interest income	9,413	9,140	18,641	18,155

Interest expense:
Deposits	2,749	2,120	5,193	4,189
Advances and other borrowed money	1,148	852	2,230	1,670

Total interest expense	3,897	2,972	7,423	5,859

Net interest income	5,516	6,168	11,218	12,296
Provision for loan losses	0	40	0	100

Net interest income after provision for loan losses	5,516	6,128	11,218	12,196

Non-interest income:
Fees and service charges	302	327	617	640
Miscellaneous	282	362	528	672

Total non-interest income	584	689	1,145	1,312

Non-interest expenses:
Salaries and employee benefits	2,087	2,107	3,899	4,091
Net occupancy expense of premises	308	286	608	552
Equipment	299	322	640	644
Advertising	59	52	122	105
Miscellaneous	931	862	1,768	1,605

Total non-interest expenses	3,684	3,629	7,037	6,997

Income before income taxes	2,416	3,188	5,326	6,511
Income taxes	896	1,222	1,995	2,562

Net income	$1,520	$1,966	$3,331	$3,949

Net income per common shares:
Basic	$0.31	$0.40	$0.67	$0.79
Diluted	$0.31	$0.39	$0.67	$0.79

Dividends per common share	$0.23	$0.22	$0.46	$0.44

Weighted average number of common shares and common stock equivalents outstanding:
Basic	4,976	4,975	4,976	4,975
Diluted	4,980	4,987	4,980	4,988

CONTACT

Robert A. Hughes, CPA

Investor Relations

201-339-4600